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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the prospectus which is a part of the Registration Statement on Form S-1 (the "Registration Statement") pertaining to the shares of common stock of Internet Law Library, Inc. (the "Company") and to inclusion in the Registration Statement of our report dated September 16, 1999 (except with respect to June 30, 1999 matters discussed in Note 2, page F-8, as to which the date is April 18, 2000) with respect to the Consolidated Financial Statements of the Company, from November 30, 1998 (date of inception) to June 30, 1999.

/s/ Harper & Pearson Company

Harper & Pearson Company

Houston, Texas
June 15, 2000